NOS. 02-5132, -5137
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
                          -----------------------------
                         BANK UNITED, BANK UNITED CORP.,
                           AND HYPERION PARTNERS L.P.,
                                     PLAINTIFFS-APPELLANTS,
                                       V.
                                 UNITED STATES,
                                     DEFENDANT-CROSS APPELLANT.
                          -----------------------------
             APPEALS FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
                                  IN 95-CV-473,
                              JUDGE JAMES T. TURNER
                          -----------------------------
                            APPELLANTS' OPENING BRIEF
                          -----------------------------
OF COUNSEL:                             Walter B. Stuart IV
John D. Taurman                         VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                  1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.          Houston, Texas 77002-6760
Suite 600                               (713) 758-1086
Washington, DC 20004-1008               (713) 615-5889
(202) 639-6650
(202) 879-8850                          COUNSEL OF RECORD FOR
                                        APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
(713) 758-2676
(713) 615-5291

August 19, 2002

                             CERTIFICATE OF INTEREST

         1. The full name of every party or amicus represented by counsel for Appellants is: Bank United, Bank United Corp., and Hyperion Partners L.P.

         2. The name of the real party in interest (if the party named in the caption is not the real party in interest) represented by counsel for Appellants is: Washington Mutual, Inc. is a real party in interest. Hyperion Ventures L.P., the general partner of Hyperion Partners L.P., may be considered a real party in interest. Publicly-held companies that are limited partners of, or affiliates of limited partners of, Hyperion Partners L.P. and therefore may be considered real parties in interest are AXA Group, Prudential Financial Inc., American International Group, Inc., and Masco Corp. In addition, the Bank United Corp. Litigation Contingent Payment Rights Trust may also be considered a real party in interest.

         3. All parent corporations and publicly-held companies that own 10 percent or more of the stock of the party or amicus curiae represented by counsel for Appellants are: Bank United and Bank United Corp. are part of Washington Mutual, Inc. Limited partners who contributed ten percent or more of the capital commitments to Hyperion Partners L.P. and are publicly-held companies are Prudential Financial Inc. and American International Group.

         4. The names of all law firms and partners or associates that appeared for the party or amicus now represented by counsel for Appellants in the trial court or are expected to appear in this court are:

         a.       Appearing in the trial court and expected to appear on appeal:

                  VINSON & ELKINS L.L.P.
                           Walter B. Stuart IV
                           John D. Taurman
                           David T. Hedges, Jr.
                           Michael C. Holmes

         b.       Appearing in the trial court only:

                  VINSON & ELKINS L.L.P.
                           Ky P. Ewing, Jr.
                           Alden L. Atkins
                           Karen B. Jewell
                           James A. Reeder, Jr.
                           Tegan M. Flynn
                           Joseph E. Hunsader
                           Fred I. Williams

                  Professor E. Allan Farnsworth,
                  Columbia Law School.

                                TABLE OF CONTENTS

                                                                            Page

CERTIFICATE OF INTEREST........................................................i
TABLE OF CONTENTS............................................................iii
TABLE OF AUTHORITIES..........................................................vi
STATEMENT OF RELATED CASES..................................................viii
JURISDICTIONAL STATEMENT.......................................................1
STATEMENT OF ISSUES............................................................1
STATEMENT OF THE CASE..........................................................3
STATEMENT OF FACTS..................... .......................................5
         I.       THE CONTRACT.................................................5
                  A.       The Acquisition of United Savings...................5
                  B.       The Government's Capital Promises...................7
                  C.       Leverage Capacity...................................9
                  D.       Bank United's Initial Plans and Operations.........14
         II.      THE BREACH..................................................17
                  A.       FIRREA....................... .....................17
                  B.       The Subordinated Debt Exchange ....................18
                  C.       Bank United's Post-Breach Operations...............20
         III.     TRIAL COURT OPINIONS........................................23

                  A.       Plaintiffs' Damages Evidence.......................23

                  B.       The Trial Court's Damages Opinions.................26

SUMMARY OF ARGUMENT...........................................................28

ARGUMENT......................................................................31

         I.       STANDARD OF REVIEW..........................................31

         II.      THE TRIAL COURT ERRED IN FAILING TO RECOGNIZE AND AWARD THE
                  FULL COSTS OF MITIGATING THE GOVERNMENT'S BREACH............32

                  A. The Mitigation Costs Imposed By The Government's Breach Include The $35,338,988 Plaintiff-Owners
                           Paid Into Bank United as Common Equity Capital.....34

                  B. The Mitigation Costs Imposed By The Government's Breach Include The Lost Investment Returns Plaintiff-Owners Suffered On The $35,338,988 Paid Into Bank
                           United.............................................40

                  C. The Mitigation Costs Imposed by the Government's Breach Include the Dividend Payments Made by
                           Bank United On The $85,500,000 of Preferred Stock
                           Issued in 1992.....................................43

         III.     THE TRIAL COURT'S RULING THAT BANK UNITED
                  MAY NOT RECOVER LOST PROFITS IS ERRONEOUS...................46

                  A.       The Trial Court's Finding That Bank United Would
                           Not Have Grown More Absent The Government's
                           Breach Is Clearly Erroneous........................46

                           1.       Early Business Plans and Projections......48

                           2.       Evidence of Underleverage and Excess
                                    Liquidity.................................49

                  B.       The Trial Court's Cursory Dicta That The Amount
                           Of The Lost Profits Suffered Was Neither Reasonably Foreseeable Nor Proven With Reasonable Certainty
                           Should Be Overturned...............................53

                  C. The Trial Court's Holding That Plaintiffs Had A Duty To Mitigate Bank United's Lost Profits Is
                           Erroneous..........................................56

         IV. ALTERNATIVELY, THE TRIAL COURT'S REFUSAL TO AWARD THE COSTS THAT WOULD HAVE BEEN INCURRED TO MITIGATE BANK UNITED'S LOST
                  PROFITS IS ERRONEOUS........................................58

CONCLUSION....................................................................60

ADDENDUM..................................................................... 63

         Trial Court's Memorandum and Opinion dated October 29, 2001

         Judgment dated January 8, 2002

         Order on Plaintiffs' Post-Trial Motions dated April 16, 2002

         Trial Court's Ruling on Plaintiffs' Post-Trial Motions dated April 16, 2002

CERTIFICATE OF SERVICE........................................................65

CERTIFICATE OF COMPLIANCE.....................................................65

                              TABLE OF AUTHORITIES

                                      CASES

BANK ONE, TEXAS, N.A. V. TAYLOR,
   970 F.2d 16 (5th Cir. 1992)................................................56

BANK UNITED V. UNITED STATES,
   49 Fed. Cl. 1 (1999), ORDER DENYING MODIFICATION, 50 FED. CL. 327 (1999)....4

BANK UNITED V. UNITED STATES,
   50 Fed. Cl. 645 (2001).................................................passim

BLUEBONNET SAVINGS BANK, FSB V. UNITED STATES,
   266 F.3d 1348 (Fed. Cir. 2001) ........................................32, 35

CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES,
   245 F.3d 1342 (Fed. Cir. 2001), CERT. DENIED, 122 S. Ct. 920 (2002)........56

COMMERCIAL CONTRACTORS INC. V. UNITED STATES,
   154 F.3d 1357 (Fed. Cir. 1998).............................................36

FISHER V. FIRST STAMFORD BANK AND TRUST,
   751 F.2d 519 (2d Cir. 1984)................................................57

FISHMAN V. ESTATE OF WIRTZ,
   807 F.2d 420 (7th Cir. 1986)...............................................42

HANDICAPPED CHILDREN'S EDUC. BD. V. LUKASZEWSKI,
   332 N.W.2d 774 (Wisc. 1983)................................................39

HUGHES COMMUNICATIONS GALAXY, INC., V. UNITED STATES,
   271 F.3d 1060 (Fed. Cir. 2001).........................................32, 35

LANDMARK LAND CO. V. UNITED STATES
   256 F.3d 1365 (Fed. Cir. 2001).............................................53

LOCKE V. UNITED STATES,
   283 F.2d 521 (Ct. Cl. 1960)................................................56

NAEKEL V. DEPARTMENT OF TRANSPORTATION,
   850 F.2d 682 (Fed. Cir. 1988)..............................................33

NEELY V. UNITED STATES,
   285 F.2d 438 (Ct. Cl. 1961)................................................56

ODDI V. AYCO CORP.
   947 F.2d 257 (7th Cir. 1991)...............................................23

UNITED STATES V. WINSTAR CORP.
   518 U.S. 839 (1996).....................................................3, 13

WYATT V. UNITED STATES, 271 F.3d 1090 (Fed. Cir. 2001)........................31

                                    STATUTES

28 U.S.C.ss.1295(a)(3).........................................................1

28 U.S.C.ss.1491(a)(1).........................................................1

Financial Institutions Reform, Recovery and Enforcement Act of 1989
 ("FIRREA"), Pub. L. No. 101-73, 103 Stat. 183........................ 3, 17, 60

                              SECONDARY AUTHORITIES

3 CORBIN, CORBIN ON CONTRACTSss.1012 (1964)...................................53

1 DOBBS, LAW OF REMEDIESss.3.3(5) (2d ed. 1993)...............................35

3 DOBBS, LAW OF REMEDIESss.12.2(1) (2d ed. 1993)..............................32

3 DOBBS, LAW OF REMEDIESss.12.4(7) (2d ed. 1993)..............................54

3 DOBBS, LAW OF REMEDIESss.12.6(2) (2d ed. 1993)..........................39, 58

3 DOBBS, LAW OF REMEDIESss.12.19(1) (2d ed. 1993).............................36

3 FARNSWORTH, FARNSWORTH ON CONTRACTSSS.12.14 (1998)..........................54

5 WILLISTON, CONTRACTSss.1353 (3d ed. 1968)...................................56

POSNER, ECONOMIC ANALYSIS OF LAWss.4.9 (3d ed. 1986)..........................54

RESTATEMENT (SECOND) OF CONTRACTSss.344(a) (1981).............................32

RESTATEMENT (SECOND) OF CONTRACTSss.350 cmt. b (1981).........................38

                           STATEMENT OF RELATED CASES

         This case is one of more than 100 cases filed in the United States Court of Federal Claims that have been designated as related to UNITED STATES
V. WINSTAR CORP., 518 U.S. 839 (1996). Legal issues raised in this appeal may affect some of those cases. Another Winstar-related case on appeal to this Court, LASALLE TALMAN BANK FSB V.UNITED STATES, Nos. 00-5005, -5027, may or may not directly affect or be affected by this appeal. No other appeal from this civil action has previously been before this or any other appellate court.

                            JURISDICTIONAL STATEMENT

         The United States Court of Federal Claims had jurisdiction over Plaintiffs' contract claims under 28 U.S.C. ss.1491(a)(1). This Court has jurisdiction pursuant to 28 U.S.C. ss. 1295(a)(3). The trial court entered judgment on January 8, 2002, and Plaintiffs filed post-trial motions on January 23, 2002. On April 16, 2002, the trial court denied Plaintiffs' post-trial motions, and Plaintiffs noticed their appeal on June 14, 2002.


                            STATEMENT OF THE ISSUES

COSTS INCURRED TO MITIGATE

   1. The trial court found that the Government's breach made it necessary for Plaintiffs (Bank United and its owners) to add $120,838,988 of regulatory capital to Bank United to support its post-breach operations. Did the trial court err in denying recovery of the following costs associated with the need to augment Bank United's regulatory capital because of the breach:

                  (a) the $35,338,988 of regulatory capital paid into Bank United by its owners that, absent the breach, would not have been needed to support Bank United's operations;

                  (b) the investment returns Bank United's owners would have received on the $35,338,988 if those funds did not have to be used to offset the effect of the breach; and

                  (c) the dividends Bank United paid on $85,500,000 of preferred stock sold to obtain regulatory capital that, absent the breach, would not have been needed to support Bank United's operations?

   2. Did the trial court err in refusing to re-open the trial record to admit uncontested documentary evidence of additional quarterly dividends Bank United paid on the preferred stock shortly before and after trial?

LOST PROFITS

   3. Bank United sought lost profits on the ground that the Government's breached promises would have allowed more growth and profits than Bank United achieved after the breach. Did the trial court err in denying recovery of lost profits, based on its:

                  (a) clearly erroneous finding that, despite the significantly greater capacity for profitable growth afforded by the Government's breached promises, the breach caused no harm to Bank United's profitability because Bank United would not have grown more if those promises had been honored;

                  (b) clearly erroneous findings, set forth in cursory dictum, that the amount of the lost profits suffered was not reasonably foreseeable and was not proven with reasonable certainty; and

                  (c) erroneous legal holding that Plaintiffs had a duty to mitigate Bank United's lost profits by shouldering the significant costs and risks of paying even more regulatory capital into Bank United?

   4. Alternatively, if the trial court correctly denied recovery of lost profits on the ground that Plaintiffs had a duty to mitigate them, did the trial court err in failing to award Plaintiffs the costs that they would have incurred to mitigate Bank United's lost profits?

                              STATEMENT OF THE CASE

         This is the next in a series of cases that have reached this Court in the aftermath of the Supreme Court's decision in UNITED STATES V. WINSTAR Corp., 518 U.S. 839 (1996) ("WINSTAR"). As in other WINSTAR-related cases, Plaintiffs-Appellants seek relief because certain provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Pub. L. No. 101-73, 103 Stat. 183, breached the contractual terms of their acquisition of an insolvent savings and loan institution (or "thrift") from the Federal Savings and Loan Insurance Corporation ("FSLIC"), the Government's former insurer of thrift deposits. Plaintiffs in this case (the acquiring thrift, Bank United, and its owners) are all signatories of the breached contract with the FSLIC and its supervisory agency, the Federal Home Loan Bank Board ("FHLBB").

         The trial court (Chief Judge Loren A. Smith) granted Plaintiffs summary judgment on liability for breach of contract. BANK UNITED V. UNITED STATES, 49 Fed. Cl. 1 (1999), ORDER DENYING MODIFICATION, 50 Fed. Cl. 327
(1999). Chief Judge Smith transferred the case to Judge James T. Turner to determine damages.

          A six-week damages trial was held in late 1999. Bank United sought lost profits for the added profitable growth it would have achieved if the breach had not occurred. Alternatively, if it were held that Plaintiffs had a duty to mitigate Bank United's lost profits, Plaintiffs sought recovery of the costs that would have been incurred to obtain sufficient new regulatory capital for Bank United to support the added growth and profits that, absent the breach, Bank United would have achieved without the need to add more capital. Finally, Plaintiffs sought recovery of $4,884,283 in costs incurred in connection with restructuring Bank United's subordinated debt (or "subdebt"), which the Government had promised would count as regulatory capital, a promise broken by FIRREA.
         In its October 2001 opinion, BANK UNITED V. UNITED STATES, 50 Fed. Cl. 645 (2001), the trial court held that FIRREA constituted an "egregious breach" of contract and that the breach "obliterated" billions of dollars of capacity for additional growth that the Government's breached promises would have permitted. Nonetheless, the trial court rejected Bank United's lost profits claims and

Plaintiffs' alternative claim for the costs that would have been incurred to mitigate the lost profits.
         The trial court then addressed the impact of the breach on Bank United's actual post-breach operations. After the breach Bank United's owners paid additional common equity capital into Bank United, and Bank United sold preferred stock that also counted as regulatory capital. Having rejected Plaintiffs' lost profits claims, the trial court concluded that those capital transactions mitigated the breach. The court held that Plaintiffs were entitled to recover the costs of those mitigating transactions, but awarded only $3,942,500 in transaction costs. Combined with the $4,884,283 in subdebt restructuring costs also allowed by the court, the total award was $8,826,783.
         After judgment was entered, Plaintiffs filed post-trial motions seeking recovery of the full costs of the mitigation found by the court. On April 16, 2002, the trial court denied Plaintiffs' post-trial motions on the merits from the bench.
                               STATEMENT OF FACTS

I.     THE CONTRACT

       A. THE ACQUISITION OF UNITED SAVINGS

       In early 1988, the FSLIC and FHLBB promulgated the Southwest Plan to deal with the severe financial problems faced by thrifts in the Southwest. 50 Fed. Cl. at 646. Under the Plan, to attract outside investors "who would bring in strong management [and] new capital" to insolvent thrifts, the FSLIC made regulatory commitments to prospective acquirers liberalizing the application of FSLIC regulations. ID.

         One of the largest insolvent thrifts marketed by the FSLIC under the Southwest Plan was United Savings Association of Texas ("United Savings"), a $5 billion thrift in Houston, Texas. United Savings was not a traditional savings and loan. More than half of its assets were held in junk bonds and other securities, and its operations focused on complex arbitrage investing. A1000250-51 (L. Ranieri); A4000140. In late 1988, United Savings was suffering huge losses and thus posed a significant risk to the FSLIC. 50 Fed. Cl. at 649.

         One of the investors the FSLIC sought to interest in United Savings was Lewis Ranieri. Mr. Ranieri was well known to thrift regulators, because he had acted as an informal advisor to them and assisted the Government in resolving problems with other thrifts. Id. at 647. Moreover, he was widely recognized as an innovator in the secondary mortgage market during his career at Salomon Brothers. ID. at 652. In 1988 he resigned as Vice Chairman of Salomon Brothers, and he and others formed Plaintiff Hyperion Partners L.P. ("Hyperion"), a blind pool investment fund set up to make investments in the financial services and related markets. ID. at 647. Hyperion obtained capital commitments totaling up to $430 million from a small group of institutional investors and individuals. ID. The investment goal of the partnership was to achieve a venture capital annual rate of return of 30 percent. ID. at 663.

         The FSLIC selected Hyperion as the best bidder to acquire United Savings in December 1988. The FSLIC and Hyperion then entered into intensive contract negotiations and closed the acquisition on December 30, 1988 with the approval of the FHLBB. ID. at 647-49. As part of the acquisition, Hyperion formed a holding company, Plaintiff Bank United Corp., which owned all of the common stock of a newly-chartered thrift, Plaintiff Bank United, which in turn acquired almost all of the assets and liabilities of United Savings.
ID. (Hyperion and Bank United Corp. are sometimes referred to as "Plaintiff-owners.") The FSLIC and FHLBB agreed to provide various forms of financial assistance, including assistance that eliminated United Savings' net worth deficit. ID. at 648. Bank United, Bank United Corp., and Hyperion were all parties to the Assistance Agreement with the FSLIC.1 Id. at 648 & n.4.

         B. THE GOVERNMENT'S CAPITAL PROMISES

         As part of the acquisition agreement, the Government required Plaintiffs to inject $200,000,000 of new capital into the new thrift, Bank United. Plaintiff-

______________________
1             At the time of the acquisition, Bank United was named United
Savings Association of Texas, FSB; Bank United Corp. was named USAT Holdings Inc.; and the corporate parent of USAT Holdings Inc. was Hyperion Holdings Inc., which was wholly owned by Hyperion. 50 Fed. Cl. at 647-48. Hyperion Holdings Inc. was later merged into Bank United Corp. ID. at 665.

owners paid $90,000,000 in common equity into Bank United at closing and agreed to cause Bank United to raise another $110,000,000 through the sale of subordinated debt (or "subdebt") within a few months. ID.

         In return, the Government made three critical regulatory commitments to Plaintiffs, liberalizing the application of regulatory capital requirements for Bank United.

         First, the Government agreed to a special "Capital Plan" for Bank United setting minimum capital ratios that were lower than otherwise required. ID. Under the Capital Plan, Bank United's minimum capital requirement was to be
1.5 percent (I.E., regulatory capital must be at least 1.5 percent of total liabilities) until the subdebt was issued. After placement of the subdebt, the minimum capital requirement would increase to 2.0 percent. The required capital ratio would then "stair step" up by 0.5 percent the following years; when the stair-stepping increases of the Capital Plan rose above the otherwise applicable minimum requirement (which would have occurred in January 1993), the lower required capital ratio would govern. ID. at 648, 650, 656. Because Bank United issued the subdebt in May 1989, Bank United's Capital Plan was as follows:

               MINIMUM RATIO OF REGULATORY CAPITAL TO LIABILITIES



3.0%--|                                                 |--------------
      |                                                 |
      |                                                 |
2.5%--|                                |----------------
      |                                |
      |                                |
2.0%--|          |---------------------
      |          |
      |          |
1.5%--|----------
      |
      |
      -------------------------------------------------------------------------
                 |                     |                |              |
     Jan.        May                  Jan.             Jan.           Jan.
     1989        1989                 1991             1992           1993


         Second, the Government agreed that the $110,000,000 of subdebt, although a liability rather than a form of equity, would be recognized as regulatory capital (on top of the $90,000,000 in equity Plaintiff-owners paid in at closing). ID. at 648.

         Third, the Government agreed that the approximately $34.9 million of accounting goodwill created by the terms of the acquisition (later restated to approximately $30 million) would be treated as "supervisory goodwill" regulatory capital to be amortized over 25 years. ID. at 649.

         C. LEVERAGE CAPACITY

         As the trial court recognized, the Government's three capital promises bore directly on the "leverage capacity" Bank United would enjoy after the acquisition. 50 Fed. Cl. at 650. It is therefore important to lay out the meaning of leverage capacity and its relationship to a thrift's growth and profitability.

         A thrift generates profits by borrowing money (including attracting retail deposits) at a low cost of funds and using the money to invest in assets (for example, mortgage loans and securities) with higher yields; the difference between asset yields and the cost of borrowed funds is called the "spread," and a positive spread is the foundation of a thrift's profitability. ID. at 655 & n.11; A1000271-73 (L. Ranieri), A1000687-88 (Shay); A2000183.
As observed by the trial court, the "reason for being" of a thrift institution "is to borrow at one rate and to lend (or otherwise invest) at a higher rate." 50 Fed. Cl. at 655 n.11.

         The owners of a thrift invest funds in the thrift as equity capital, which, unlike funds obtained through borrowing, do not create a liability with a stated cost. SEE ID. at 649. However, the contributors of common equity capital share in the thrift's profits (and bear the risk of the thrift's losses) and expect that the profits will produce a rate of return on their investment at least equal to the rate of return available on alternative investments of comparable risk. A1000714-17 (Shay). Obtaining funds through borrowing is part of the day-to-day operations of a thrift, and the cost of borrowed funds (sometimes referred to simply as "the cost of funds") is a normal cost of doing business in the thrift industry. A1001207-09, A1001472-74 (Nocella). Raising and infusing new equity capital, on the other hand, is not part of a thrift's routine operations.

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


         The relationship between the amount a thrift borrows and the amount of regulatory capital invested in the thrift is the "capital ratio." 50 Fed. Cl. at 648-49 & n.5. The greater the amount of borrowing in relation to the amount of capital, the lower the capital ratio is, and the more "leverage" is being used. In other words, the more a thrift borrows and invests on a given amount of capital, the larger it will grow through "leveraging" its capital. A1000680-82, A1000684-85 (Shay); A2000181, A2000182.

         As the insurer of thrift deposits, the FSLIC issued regulations limiting the amount a thrift was allowed to borrow in relation to its capital. The regulations both defined what counted as regulatory capital and set a minimum required capital ratio. 50 Fed. Cl. at 649-50. Accordingly, the FSLIC by regulation set the maximum amount of leveraging a thrift could employ -- its "leverage capacity" (or "borrowing capacity"). For example, if the minimum required capital ratio is 2 percent of borrowings and the regulatory capital invested is $1,000,000, the thrift is permitted to borrow up to $50,000,000 to invest in assets; its "leverage capacity" for growth is $50,000,000. (The reciprocal of the minimum ratio can also be expressed as a maximum multiplier; hence, a 2 percent minimum is equivalent to a 50-to-1 borrowing-to-capital maximum multiplier.)

         Leverage capacity is thus a mathematical function of (1) the amount of capital invested in the thrift that is recognized as regulatory capital and (2) the applicable minimum regulatory capital ratio (or maximum multiplier). It follows that leverage capacity decreases if the minimum required capital ratio increases. It also follows that leverage capacity can be increased, and lost leverage capacity can be restored, by adding more regulatory capital to the thrift. 50 Fed. Cl. at 655.

         A thrift "uses" its leverage capacity by engaging in added borrowing to fund added investments. ID. While a thrift is permitted to use 100 percent of its leverage capacity, thrifts rarely plan to do so. To avoid regulatory problems, thrifts customarily maintain a capital "cushion" -- that is, they deliberately decide not to use the full leverage capacity allowed. A1000358-60 (L. Ranieri), A1001299-1301 (Nocella), A1002220-36 (Ford). A key responsibility of thrift management is to manage this capital cushion on a daily basis by deciding the timing and amount of borrowing, balancing the risk of reducing the capital cushion against the profitability of further borrowing and investing. A1001314-16 (Nocella), A1002228-29 (Ford); A2000186.

         The Government's capital promises afforded contractual protection against regulatory changes affecting Bank United's leverage capacity. The subdebt agreement, for example, protected $5,500,000,000 in leverage capacity (50 times $110,000,000) at the 2 percent minimum capital ratio specified in the Capital Plan upon issuance of the subdebt. 50 Fed. Cl. at 653 n.10. The agreement on the Capital Plan was even more significant, because it guaranteed greater leverage

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


capacity (a higher borrowings-to-capital multiplier) for every dollar of regulatory capital invested (or earnings retained) in Bank United during the "stair-step" period.

         Both parties recognized that the Capital Plan was a critical element of the transaction. A1000263-65 (L. Ranieri), A1000718-20 (Shay), A1003963-64
(Sjogren). The acquirers wanted to maximize the new thrift's capacity for growth without the need to commit more capital; the FSLIC, as deposit insurer, wanted more capital invested as a buffer against insolvency. A1000266-73 (L. Ranieri), A1000676-78, A1000693-94 (Shay), A1002101-02
(S. Ranieri). The Capital Plan reduced the potential capital requirements imposed on Plaintiffs. Moreover, the effect of the Capital Plan was to enhance the potential rate of return on the initial capital investment in Bank United (and earnings retained in the bank during the stair-step period) by increasing the potential growth and profits achievable for every dollar of regulatory capital invested or retained. 50 Fed. Cl. at 654-55 & n.11.

         The FSLIC touted "greater leverage" to prospective Southwest Plan acquirers, including Plaintiffs. A2000167-68; A1000243-47
(L. Ranieri). As the Supreme Court recognized in Winstar, 518 U.S. at 850 n.6, 851, enhanced leverage operated as an inducement for acquirers of failed thrifts because of the prospect of "more profits." The trial court agreed: "The value of leverage is in the POTENTIAL for profits . . . . If leverage  did not have value,  plaintiffs  would not have bargained for the capital forbearance [the Capital Plan], subordinated debt and supervisory goodwill provisions." 50 Fed. Cl. at 655 n.11 (emphasis in original).

         D. BANK UNITED'S INITIAL PLANS AND OPERATIONS

         Plaintiffs' business strategy for Bank United was established at the outset. A primary goal was to build a "retail" franchise -- a network of local depositors, who would provide a low-cost source of federally-insured funds, and mortgage customers, to whom those funds would be lent. 50 Fed. Cl. at 659. These retail relationships, which provide the core of a traditional thrift business, would take time to develop. Plaintiffs recognized, for example, that their retail strategy should include, to the extent available, acquisitions of the deposits of other failed thrifts from the Government, which could add significantly to Bank United's meager deposit base. ID.; A1000753-56 (Shay).

         Plaintiffs' plan was to supplement this long-term retail strategy with activities in "wholesale" markets. 50 Fed. Cl. at 658-60; A1001193-97 (Nocella). While the retail strategy depended on attracting or acquiring retail deposits and generating retail assets through mortgage originations (direct loans to customers), the wholesale strategy involved borrowing funds and buying assets in wholesale markets. Wholesale borrowing was available through Federal Home Loan Bank ("FHLB") advances and through established markets for collaterized borrowing, such as reverse repurchase agreements, or "reverse repos." ID. at 652; A1001193-95 (Nocella). Wholesale assets were available through purchases of packages of mortgage loans originated by others (called "whole loan packages") or of securities created through the securitization of whole loans (called "mortgage-backed securities" or "MBS"). 50 Fed. Cl. at 651-52.

         Wholesale activities were a key component of Plaintiffs' strategy. Lewis Ranieri and others on Bank United's team possessed significant experience and expertise in those markets. ID. at 652. Moreover, although execution of the retail strategy would take time and was subject to the unpredictable availability of retail deposit acquisitions, wholesale borrowing and assets were readily available in large quantities. ID. Accordingly, as the trial court found, expanding wholesale activities was "a natural way" to take advantage of opportunities for growth, such as the opportunity afforded by the stair-step period of the Capital Plan. ID. Because wholesale activities could usually be carried out promptly as needed, they helped to make efficient use of a thrift's capital; if the thrift found that it was not using as much of its leverage capacity as it wished at a particular point in time, the natural response would be to seek wholesale opportunities to use the capacity, thus augmenting the profitability of its existing capital. A1002688-91, A1002752-58 (Myers), A1002191-94 (Ford); A4000040-42, A4000059. On the other hand, in the long run wholesale activities were generally less profitable than building a retail bank franchise. A1001163 (Shay).

         Plaintiffs could not begin implementing their business strategy for Bank United immediately after the acquisition. The FSLIC did not permit Plaintiffs to undertake a detailed investigation of the books and records of United Savings before the acquisition closed. 50 Fed. Cl. at 658; A1000290-93 (L. Ranieri). Accordingly, Plaintiffs began to obtain a complete understanding of what they had acquired only when they took over management of the operation in January 1989. A1000291-92 (L. Ranieri). It took at least six months to deal with the thrift's most pressing needs and gain a firm grasp of its operations. A1001190-93 (Nocella).

         Moreover,  within a few weeks of the acquisition,  the  Government's
capital promises to Plaintiffs were put in  jeopardy.   Significant  new
legislation that would "undermine" Plaintiffs' agreement was introduced; the legislation was debated throughout the first part of 1989 and was enacted as FIRREA in August. 50 Fed. Cl. at 649.Plaintiffs fought against the legislation and sought permission to postpone the subdebt issuance required by the acquisition agreement. A1001871-74 (S. Ranieri), A1000312-13
(L. Ranieri). The request was denied, and Bank United issued the subdebt on May 24, 1989, paying an interest rate of 15 percent. 50 Fed. Cl. at 657.

         The prospect of FIRREA also affected Bank United's launch of the wholesale component of its business strategy. As the trial court observed, "Bank United had the necessary infrastructure in place to pursue wholesale acquisitions by the summer of 1989." ID. at 652. However, Bank United put its wholesale operation on hold, concerned that the enactment of FIRREA might deprive the Bank of the leverage capacity needed to carry it out. A1001196-97, A1001202-03 (Nocella).

II.      THE BREACH

         A. FIRREA

         Signed into law on August 9, 1989, FIRREA breached the three capital promises made less than eight months earlier. First, the Capital Plan was repudiated, and Bank United's minimum capital ratio of 2.0 percent of liabilities was raised to FIRREA's "core" capital requirement of 3.0 percent of assets. ID. at 650. Second, the $110,000,000 of subdebt no longer qualified as regulatory capital, cutting the Bank's regulatory capital in half. ID. Third, the supervisory goodwill that would have counted toward regulatory capital for 25 years was required to be written off at the end of 1994. 103 Stat. 183, 304 (section 5(t)(3)).

         As a result of the breach, Bank United's regulatory capital was slashed from $234,568,000 at June 30, 1989, to $110,609,000 at September 30,
1989. A2000184. Its capital ratio fell from 6.23 percent to 3.12 percent, just barely exceeding FIRREA's minimum requirement. Its capital position was "dangerously low for an operating bank" and "less than required for a prudent capital cushion." 50 Fed. Cl. at 650.

         The adverse impact on Bank United's ability to lever its capital, grow, and profit was immediate and profound. The loss of the subdebt regulatory capital at the Capital Plan's 2.0 percent ratio constituted $5,550,000,000 of leverage capacity "obliterated by FIRREA." ID. at 653 n.10. In total, FIRREA's breach of the capital promises took away over two thirds, or $8,000,000,000, of Bank United's leverage capacity: before the breach Bank United had leverage capacity permitting growth to an $11,728,400,000 bank, but after the breach the Bank's leverage capacity dropped to $3,686,967,000. A2000184. "FIRREA and its implementing regulations constituted an egregious breach of the three significant, bargained-for provisions of the contract between plaintiffs and government regulators which directly impacted calculation of capital ratio and, hence, leverage capacity . . . ." 50 Fed. Cl. at 650.

         B. THE SUBORDINATED DEBT EXCHANGE

         Stripped of its status as regulatory capital, Bank United's $110,000,000 of subdebt became only an expensive liability, requiring quarterly interest payments of $4,125,000 without contributing to Bank United's leverage capacity. A1000746-47 (Shay); A4000022. Unlike the breach of the Capital Plan, however, offsetting the breach of the Government's subdebt commitment did not require raising additional regulatory capital; the subdebt funds could be moved up to Bank United's parent, which could then pay the funds back down to Bank United as common equity that qualified as regulatory capital under FIRREA. 50 Fed. Cl. at 657; A1000762-64 (Shay). Mitigating the subdebt breach was thus less costly than obtaining new regulatory capital to restore Bank United's lost leverage capacity, but it was nonetheless a difficult process. The holders of Bank United's subdebt had to agree to the change, and the Government required regulatory approval of the transaction. A1000764-66, A1000787-88 (Shay).

         At the end of September 1990, the holders of Bank United's subdebt exchanged the subdebt for Senior Notes issued by Bank United Corp. 50 Fed. Cl. at 657. Because holding debt at the parent company level was more risky for investors, the Senior Notes paid 15.75 percent interest, .75 percent more than the subdebt. ID. Bank United then prepaid the subdebt held by Bank United Corp., paying about $105,000,000 to Bank United Corp. A3000032-33.

         In the summer of 1990, while the subdebt exchange was awaiting final approval, Bank United needed additional regulatory capital to consummate acquisitions from the Government of the retail deposits of two failed thrifts, Metropolitan Financial Savings and Loan Association ("Metropolitan") and Murray Federal Savings and Loan Association ("Murray"). 50 Fed. Cl. at 660-61.

In anticipation of receiving the funds to be produced by the subdebt exchange, Plaintiff-owners took measures to add regulatory capital to Bank United on a temporary basis. Plaintiff-owners paid in $40,100,000 of their own money for the Metropolitan acquisition and borrowed $47,750,000 in a "bridge loan" from Bank of New York ("BONY") for the Murray acquisition. ID. at 661; A3000032-33. Those funds were infused as common equity into Bank United in early July 1990, in effect mitigating $87,850,000 of the subdebt breach in advance of the subdebt exchange.

         When the subdebt exchange and prepayment occurred in September 1990, the BONY bridge loan and interim capital payments were repaid, and $8,500,000 of the remaining funds from the prepayment was infused as common equity into Bank United. A3000032-33.

         C. BANK UNITED'S POST-BREACH OPERATIONS

         In its initial years of operation, Bank United fell well short of the growth projected in its early business plans; indeed, the Bank actually shrank by nearly $2 billion in 1989.2 Nonetheless, after 1989 Bank United was able to achieve steady growth within the confines set by FIRREA and, with skillful management, was consistently profitable. A2000005; A2000227.


____________________
2             Compare Bank United's total assets at the end of 1988,1989, and
1990 (A2000076) with the substantially higher total assets projected for the end of 1989

         Bank United also was able to stay in regulatory capital compliance after the breach. A2000007-10. Only once was that compliance record jeopardized, when in late 1990 the Government threatened regulatory action that would have reduced the Bank's regulatory capital below FIRREA's minimum requirement; to avert the crisis, Plaintiff-owners paid $15,000,000 of common equity capital into Bank United in December 1990. 50 Fed. Cl. at 661. Bank United made prudent use of its diminished post-FIRREA leverage capacity, maintaining a capital "cushion" above the required minimum that was in line with thrift industry averages. A2000185; A2000229.3

         As noted above (pp. 19-20), Bank United began to implement the deposit acquisition element of its strategy in 1990. In the spring of 1990, Bank United acquired the deposits of a small failed thrift, Ameriway Savings Association. To support that growth, it was necessary for Plaintiff-owners to pay $4,200,000 of common equity capital into Bank United. 50 Fed. Cl. at 661. Later, in December 1991, Plaintiff-owners paid an additional $16,138,988 of common equity capital into Bank United to support the acquisition of the deposits of two more failed

_____________________
and 1990 in the pre-acquisition plan (A3000019) and April 1989 business plan (A3000023).
3       In late 1993, 15 months before FIRREA required the elimination of its supervisory goodwill, Bank United wrote off the remaining goodwill
(then $15,331,000)to comply with new GAAP accounting standards. 50 Fed. Cl. at 657-58; A2000084-89. Absent the breach, under the clear terms of the acquisition thrifts, San Jacinto Savings Association and BancPlus Savings Association. ID.; A3000033. In December 1992, three years after an earlier unsuccessful attempt to raise market capital, Bank United offered preferred stock for sale, at a 10.12 percent dividend rate; the sale produced $85,500,000 of regulatory capital to support further growth. 50 Fed. Cl. at 660.

         After an initial delay (see p. 17), Bank United began slowly to implement the wholesale component of its strategy as well. Bank United closed its first, relatively modest purchases of wholesale assets at the end of 1989. 50 Fed. Cl. at 659. Thereafter, within the limits imposed by FIRREA's capital requirements, Bank United engaged in "extensive" wholesale activities, ID. at 652 & n.9, so that by 1992 wholesale assets constituted
42.3 percent of the Bank's assets.  A2000163-64; A2000228.

         In the summer of 1996, Bank United Corp. became a publicly-held company through an initial public offering ("IPO") of its common stock. A1000711-12 (Shay). Shortly before the IPO, Hyperion liquidated its indirect stock ownership of Bank United, distributing corporate stock to its partners. A3000044-47.

__________________
agreements (SEE 50 Fed. Cl. at 657 n.13) the write-off would not have been required for regulatory capiral (as distinct from GAAP) purposes.

III.     TRIAL COURT OPINIONS

         A. PLAINTIFFS' DAMAGES EVIDENCE

         Plaintiffs' primary damages claim at trial was for the profits lost because of FIRREA's significant reduction in Bank United's leverage capacity. 50 Fed. Cl. at 651-53. Bank United's executives testified that Bank United would have expanded its profitable wholesale activities to use the leverage capacity that the Government had promised and then taken away. A1001193-95 (Nocella), A1000625-36 (L. Ranieri). Plaintiffs' damages expert, Dr. Stewart Myers, a renowned corporate finance professor at the Massachusetts Institute of Technology, developed a detailed damages model to calculate Bank United's added growth and profits but for the breach. A2000001-144.

         The model, which consisted of over 140 pages of spreadsheet data and calculations, was based on voluminous information reflecting Bank United's operating history from 1989 to 1998, including quarterly data about Bank United's assets, liabilities, income, and capital. ID. Dr. Myers constructed a larger "but-for" bank by adding to the bank's actual post-breach performance the incremental wholesale assets and liabilities resulting from use of the Bank's greater leverage capacity absent the breach. 50 Fed. Cl. at 651; A2000227-28. The added net income of the "but-for" bank, or lost profits, was calculated using Bank United's actual wholesale asset yields and funding costs. A1002805-06, A1002831-34

(Myers). The total after-tax lost profits for 1989-1998 were $350,399,000. Dr. Myers then adjusted (or "grossed-up") that after-tax figure to $553,291,000 to account for taxation of an award, so that after taxes on the award were paid Bank United would net $350,399,000. A2000004; A2000230. SEE ODDI V. AYCO CORP., 947 F.2d 257, 267-68 (7th Cir.1991) (tax "gross-up").

         The Government argued that Bank United's lost profits were not recoverable because, INTER ALIA, Plaintiffs should have mitigated the lost profits by adding regulatory capital to Bank United to provide capacity for additional wholesale growth. A1000102-05. Dr. Myers testified that mitigating the lost profits would not have been feasible and would have been too costly. A1002932-36, A1002958-61(Myers). He presented a cost-of-substitute-capital model that calculated the cost to Plaintiffs of adding regulatory capital to Bank United in 1989 to avoid Bank United's lost profits. 50 Fed. Cl. at 655-56; A2000147-57.

         The cost-of-substitute-capital model demonstrated that Plaintiffs would have been required to add $228,628,000 of regulatory capital to
Bank United in 1989 to restore the leverage capacity eliminated by FIRREA; although that amount included the loss of the subdebt as regulatory capital, the model factored in the subdebt exchange by reducing  the required additional capital when the exchange occurred. A2000151-52. Dr.
Myers acknowledged that his calculations did not attempt to restore the unique value of the Capital Plan, which had allowed greater leverage capacity without the need to add more capital. A1002974-75 (Myers). The cost of the substitute capital was based on a 20 percent annual preferred dividend payment, which reflected the dividend rates quoted to Plaintiffs in late 1989 in their unsuccessful attempt to raise capital, 50 Fed. Cl. at 660, offset by 7 percent savings on borrowing. ID. at 656; A2000234. The after-tax cost was $74,240,000, grossed up to $117,227,000 so that after taxation of the award Plaintiffs would net $74,240,000. A2000156; A2000235.

         Dr. Myers also calculated the lost profits caused by the subdebt breach alone. 50 Fed. Cl. at 651, 653; A2000158-62. This simple "one-breach" model, which consisted of only five pages of spreadsheets, was based on the leverage capacity lost on the $110,000,000 of subdebt during the nine months before the subdebt breach was substantially mitigated in July 1990. Using Bank United's actual after-tax quarterly return on capital, Dr. Myers calculated the additional profits Bank United would have achieved under FIRREA's minimum capital requirements if the subdebt had not been excluded from regulatory capital. A2000231. In total, the after-tax lost profits for 1989-1998 were $60,850,000, grossed up to $96,085,000 to account for taxation of the award.  50 Fed. Cl. at 653; A2000158; A2000232-33.
         In addition, Plaintiffs sought recovery of $4,884,283 in costs incurred in connection with the subdebt exchange, consisting of legal fees, BONY bridge loan interest, and the added interest paid on Bank United Corp.'s
15.75 percent Senior Notes over Bank United's 15 percent subdebt. 50 Fed. Cl. at 660-61, 665; A2000145-46.

         B. THE TRIAL COURT'S DAMAGES OPINIONS

         The trial court rejected Bank United's lost profits claims, finding that Bank United would not have used the promised leverage capacity to engage in additional wholesale growth. 50 Fed. Cl. at 658-60, 662-64. Alternatively, the court stated "in passing" that the amount of Bank United's lost profits was not reasonably foreseeable and that Plaintiffs' evidence did not establish the amount of lost profits with reasonable certainty.ID. at 654.

        In addition, the court held that, in any event, Plaintiffs could not recover Bank United's lost profits because they failed to mitigate them, finding that Plaintiffs could have added regulatory capital to pursue additional wholesale growth after the breach "easily" and at "minimum cost." ID. at 662. The court rejected Plaintiffs' cost-of-substitute-capital model as "grossly exaggerated" and "absurd on its face." ID. at 656.

         Having found that Bank United would not have used the promised leverage capacity to grow larger than it did, the court determined that the promised capacity would instead have been used to avoid adding regulatory capital to Bank United after the breach to support the Bank's ACTUAL post-breach operations.4
The court thus found that the $120,838,988 of post-breach regulatory capital additions ($4,200,000, $15,000,000, $16,138,988, and $85,500,000) served to mitigate the breach by restoring some of the lost leverage capacity and held that Plaintiffs were "surely entitled" to recover the cost of those mitigating transactions. ID. at 655. The only cost allowed by the court, however, was $3,942,500 in transaction costs incurred on the $85,500,000 preferred stock sale, which coupled with the $4,884,283 of subdebt exchange costs produced a total award of $8,826,783. ID. at 665.

         Plaintiffs filed post-trial motions seeking the full recoverable costs of the mitigation found by the court, consisting of the $35,338,988 of common equity paid into Bank United, $57,074,034 of investment returns on the $35,338,988 that Plaintiff-owners would have received in alternative investments, and $69,269,022 of dividends Bank United paid on the preferred stock. The trial court rejected Plaintiffs' claims on the grounds that (1) the $35,338,988 constituted an

_______________________
4       If, as Plaintiffs asserted at trial, the promised leverage capacity would have been used to support greater growth than Bank United achieved after the breach, the regulatory capital added after the breach to support Bank United's actual post-breach growth would have been required in any event. That is, the larger "but-for" Bank United would have used up the promised leverage capacity through added wholesale borrowing and investing, and the promised leverage capacity therefore would not have been available to avoid the necessity of adding $120,838,988 in regulatory capital to Bank United to support Bank United's actual post-breach operations.

"investment" in Bank United that Plaintiffs "still have or transferred," (2) awarding the $57,074,034 in lost alternative returns would be a "duplication" of the returns Plaintiff-owners received by paying the $35,338,988 into Bank United to mitigate the breach, and (3) the preferred dividends were "analogous" to the cost of borrowing $85,500,000 to fund Bank United's operations. A0000070-79.

                               SUMMARY OF ARGUMENT

         The trial court failed to adhere to the fundamental tenet of expectancy damages -- to award monetary relief that places Plaintiffs "in as good a position as [they] would have been in had the contract been performed." Plaintiffs lost over $8,000,000,000 of promised leverage capacity because of the Government's breach, but, according to the court's award, it takes only $8,826,783 to restore the value of the lost capacity to Plaintiffs. The clear implication of such an award is that promised leverage capacity is neither particularly useful nor difficult to replace.

         That was not the view of the Government, when it used leverage commitments to induce investors like Plaintiffs to acquire failed thrifts, and it was not the view of the investors who, like Plaintiffs, responded to the inducements and bargained hard for them. The Supreme Court in WINSTAR explicitly recognized the value of promised leverage. Ironically, so did the court below in this case. Its failure to fashion an award reflecting that value was largely a failure of analysis -- of correctly applying settled legal principles to the financial implications of losing promised leverage capacity and of having to add capital to restore it.

         At a minimum, the expectancy standard requires that a plaintiff recover the costs incurred to acquire a substitute for the breached promise. Whether viewed as mitigation costs, the costs of "cover," or as added costs imposed by the breach, the recovery of such costs helps to place the plaintiff in its rightful non-breach position.

         The trial court recognized this principle, but misapplied it. The court held that Plaintiffs are "surely entitled" to recover, as a "make whole" remedy, the cost of adding capital to Bank United as a substitute source of the leverage capacity promised by the Government. Plaintiffs were not made whole, however, because the court's award of only transaction costs cannot place Plaintiffs where they would have been "had the contract been performed."

         Absent the breach, Plaintiffs would have avoided more than mere transaction costs. Plaintiff-owners would also have avoided the need to pay $35,338,988 more into Bank United simply to support operations that absent the breach would not have required more capital. Thus, had the Government kept its promises, Plaintiff-owners would have been able to retain those funds and invest them elsewhere. Similarly, absent the breach, Bank United would have avoided the need to sell $85,500,000 in preferred stock to support its operations and hence would have avoided the need to pay dividends on the stock. In accordance with accepted expectancy principles, the $35,338,988, the lost returns on alternative investment of those funds, and the preferred stock dividends are all costs that must be awarded to compensate for the Government's breach. Such an award recognizes that the purpose and value of the Government's promises of leverage capacity were not merely to avoid transaction costs.

         Indeed, the full measure of expectancy damages in this case is lost profits. Absent the breach, the leverage capacity promised by the Government would not have been used to support Bank United's actual post-breach operations (the premise of the trial court's cost recovery holding), but would instead have been used to support greater growth and profits than Bank United achieved after the breach. This is the value of promised leverage recognized by the Supreme Court in WINSTAR and by the court below. Accordingly, "had the contract been performed" Bank United would have been a larger and more profitable bank, and an award of lost profits restores that expectancy.

         The trial court committed two fundamental errors in denying lost profits. One was to find that Bank United would not have used the promised leverage capacity to supplement its profitable activities in wholesale markets. The court's analysis of the evidence in arriving at that finding is implausible and clearly erroneous; a well-managed thrift that used its expertise in wholesale investing to garner consistent profits in those markets within the confines imposed by the Government's breach would surely have taken advantage of the greater leverage capacity the Government had promised.

         The trial court's second fundamental error was to rule that Plaintiffs had a duty to mitigate the lost profits by adding more capital to Bank United to support any additional wholesale growth Bank United would have pursued absent the breach. This ruling was based on the court's mistaken conclusion, noted above, that the cost of adding capital to restore lost leverage capacity is limited to transaction costs. An accurate appraisal of the substantial costs of mitigating the lost profits, conservatively calculated in Plaintiffs' cost-of-substitute-capital model, demonstrates that a duty to mitigate the lost profits cannot properly be imposed. At the least, if Plaintiffs are limited to recovering the costs of mitigating their lost profits, they should be awarded the cost of mitigation calculated in their cost-of-substitute-capital model.

                                    ARGUMENT

I.       STANDARD OF REVIEW

         In reviewing decisions of the Court of Federal Claims, this Court reviews legal conclusions "completely and independently" and examines findings of fact for clear error. WYATT V. UNITED STATES, 271 F.3d 1090, 1096 (Fed. Cir. 2001).

II. THE TRIAL COURT ERRED IN FAILING TO RECOGNIZE AND AWARD THE FULL COSTS OF MITIGATING THE GOVERNMENT'S BREACH.

         As the trial court recognized, this is an expectancy damages case.
50 Fed. Cl. at 654. The function of expectancy damages is to give the plaintiff "the benefit of his bargain" by placing him "in as good a position as he would have been in had the contract been performed." RESTATEMENT
(SECOND) OF CONTRACTSss. 344(a) (1981). Often, placing the plaintiff in its rightful non-breach position entails paying the plaintiff the costs that the plaintiff incurred to substitute for or mitigate the breached promise. SEE HUGHES COMMUNICATIONS GALAXY, INC., V. UNITED STATES, 271 F.3d 1060 (Fed.
Cir. 2001) ("HUGHES"); 3 DOBBS, LAW OF REMEDIESss. 12.2(1) at 25 (2d ed. 1993).

         The court held that Plaintiffs were "surely entitled" to recover "the cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA," a "`make whole' remedy" that the court equated with "the costs of mitigation." 50 Fed. Cl. at 655. Whether viewed as the cost of "cover" by obtaining regulatory capital to substitute for the breached promise, as increased costs imposed by the breach, or as mitigation costs needed to restore what was lost because of the beach, Plaintiffs' right to recover the costs as a form of expectancy damages cannot be doubted. HUGHES, 271 F.3d at 1066; BLUEBONNET SAVINGS BANK, FSB v. UNITED STATES, 266

F.3d 1348, 1355-56 (Fed. Cir. 2001) ("BLUEBONNET"); NAEKEL v. DEPARTMENT OF TRANSPORTATION, 850 F.2d 682, 685 (Fed. Cir. 1988).

         The trial court, however, failed to properly analyze what the recoverable costs are. Through flawed reasoning, the court limited the costs to expenditures totaling less than $9 million.

         The court's errors, described below, led to a patently anomalous result. The court correctly found that the extra leverage capacity created by the Government's breached promises had value, that Plaintiffs would not have bargained for the extra leverage capacity if it did not have value, and that loss of the opportunity to take advantage of the capacity took away that value. 50 Fed. Cl. at 655 n.11. Nonetheless, the court concluded that restoring billions of dollars of leverage capacity by adding regulatory capital to Bank United entailed only relatively insubstantial transaction costs. Moreover, the court's ruling has the perverse effect of giving the breaching party what it always wanted as deposit insurer (more capital) while Plaintiffs were forced to give up the contractual benefit of minimizing capital commitments. These fundamental inconsistencies are the product of the trial court's mistaken analysis.

         A. THE MITIGATION COSTS IMPOSED BY THE GOVERNMENT'S BREACH INCLUDE THE $35,338,988 PLAINTIFF-OWNERS PAID INTO BANK UNITED AS COMMON EQUITY CAPITAL.

         The trial court held Plaintiffs "would have been entitled to any proven costs incurred in connection with" the $35,338,988 of regulatory capital paid into Bank United in 1990 and 1991, but concluded that no such costs had been proven. ID. at 665. In their post-trial motions, Plaintiffs argued that such costs had indeed been established at trial, including the $35,338,988 infusions themselves. In its April 2002 opinion, however, the court rejected Plaintiffs' argument, holding: "To award the principal amount of such capital infusions would be replacing an investment Plaintiffs still have or transferred." A0000077.

         The court's reasoning is incorrect and contrary to the law of contract damages. The court's holding that the $35,338,988 of infusions mitigated the Government's breach by definition means that the infusions were necessitated by the breach and would not have occurred without the breach. The Government's breach thus imposed a cost on Plaintiff-owners by requiring them to devote more of their funds to Bank United merely to restore Bank United to where it would have been without the breach (accepting the court's premise that Bank United suffered no lost profits). Accordingly, in the words of the RESTATEMENT, awarding the $35,338,988 would help to place Plaintiff-owners "in as good a position as [they] would have been in had the contract been performed." Absent the breach, Plaintiff-owners would have retained $35,338,988 outside Bank United and still received the same returns Bank United actually produced after the breach; an award of the $35,338,988 as expectancy damages helps to place them in their rightful non-breach position.

         The authorities in this Circuit compel this conclusion. In the BLUEBONNET case, this Court, relying on the expectancy damages rule of the RESTATEMENT, held that the owner of the affected thrift was entitled to recover the added financing costs caused by the FIRREA breach. 266 F.3d at 1355-56. In this case, the payment of an additional $35,338,988 of regulatory capital into Bank United, which would have been unnecessary absent the breach, is also an added financing cost imposed by the breach. In the HUGHES case, the added cost of obtaining alternative satellite launches to substitute for (or "cover") the Government's promised satellite launches was recognized as appropriate expectancy damages. 271 F.3d at 1066; SEE ALSO 1 DOBBS, LAW OF REMEDIES ss. 3.3(5) at 305 (2d ed. 1993) (relationship between "cover" damages and cost of mitigation). Here, the $35,338,988 of regulatory capital was a substitute source of leverage capacity that would have been available, at no added cost, if the Government had performed its capital promises.

         The trial court's holding to the contrary is apparently based on the fact that the $35,338,988 was paid by Plaintiff-owners into a thrift they owned. The characterization of the payments as merely an "investment," however, overlooks the fact that the payments would have been unnecessary but for the breach and merely restored Bank United to where it would have been, without any additional payments, absent the breach. The situation is no different from that of an owner forced to spend more on its own property because of a construction contractor's failure to perform. The owner's additional payments, whether made to complete or repair the contractor's promised performance, are recoverable as expectancy damages. SEE COMMERCIAL CONTRACTORS INC. V. UNITED STATES, 154 F.3d 1357, 1372 (Fed. Cir. 1998); 3 DOBBS, LAW OF REMEDIES ss. 12.19(1) (2d ed. 1993).
Recovery is not denied on the ground that the payments benefit the owner's own property (by bringing it up to the condition it would have been in if the contractor had performed), or on the ground that the payments constitute an additional "investment" by the owner in its property. It is similarly unthinkable that recovery of the payments would be denied because the owner had transferred, or might transfer, the property at a price enhanced by the added payments made necessary by the breach. The thrift in BLUEBONNET also benefited from financing that its owners obtained at increased cost due to the breach, but this Court did not for that reason deny or limit recovery.

         In rejecting Plaintiffs' post-trial motions on this point, the trial court observed that the $35,338,988 "not only restored borrowing capacity, but provided that much cash for the bank's growth." A0000077. It is true that the payment of $35,338,988 into Bank United as common equity capital had two distinct effects. First, because they counted as regulatory capital, the funds added back some of the leverage capacity lost due to the breach by increasing the regulatory capital component of the calculation of leverage capacity. As noted above, this effect helped Bank United overcome the lost leverage capacity caused by the breach -- that is, it constituted the mitigation that occurred when the $35,338,988 was infused into Bank United. Second, the payments added $35,338,988 in cash to Bank United that otherwise would have had to be borrowed to support Bank United's post-breach operations. This effect, the savings in day-to-day funding costs that would otherwise have been incurred, is separate from the restoration of leverage capacity and goes beyond mitigation of the harm caused by the breach. The trial court did not separately analyze these two effects and thus ignored the critical difference between routine funding costs and the cost of capital.
         The question implicitly raised by the court's observation about added cash is whether the savings in borrowing costs should be offset against the cost of paying the added $35,338,988 into Bank United, thus reducing Plaintiffs' recoverable costs. The law of mitigation provides the answer. When the non-breaching party engages in a mitigation transaction to substitute for the breached promise, the recoverable cost of mitigation may be adjusted to account for any differences between the mitigation transaction and the promised performance to the extent practicable and appropriate. SEE RESTATEMENT (SECOND) OF CONTRACTS ss.350 cmt.
b (1981); HUGHES, 271 F.3d at 1066-67 (same principle applied to "cover" transaction). The mitigation transactions here are different from the breached promise, in part because the mitigation added cash to Bank United that the breached promise would not have added. However, no downward adjustment in recoverable costs is appropriate for two reasons.

         First, the trial court ignored another significant difference between the Government's promised performance and Plaintiff-owners' mitigation transactions. As established without contradiction at trial, adding more regulatory capital to Bank United could not replace the favorable minimum capital ratio set by the Capital Plan, which permitted greater growth and hence greater returns on EXISTING capital. A1000800-02, A1000812-13 (Shay); A1001911-12 (S. Ranieri); A1002912-17 (Myers). Indeed, the fundamental purpose and value of the Capital Plan was to reduce the need for adding regulatory capital to support Bank United's growth. From Plaintiffs' perspective, adding more regulatory capital was thus inherently inferior to the Government's honoring the Capital Plan. The inferiority of Plaintiff-owners' mitigation in comparison to the Government's promise warrants disregarding the benefit of reduced borrowing costs associated with the mitigation transactions.

         Second, there is no evidence that when Plaintiff-owners paid the $35,338,988 into Bank United, they wanted or needed to reduce Bank United's borrowing costs or raise cash. The circumstances surrounding the infusions demonstrate that, to the contrary, the purpose of the infusions was tied to regulatory capital needs, not to any desire or need to reduce Bank United's funding costs, which was an unavoidable but incidental effect of the infusions. SEE 50 Fed. Cl. 661; A1000813-14, A1000826-28 (Shay). Indeed, if one accepts the trial court's finding that Bank United was "plagued" with excess cash, or "liquidity," in 1990 and 1991, 50 Fed. Cl. at 663-64, the conclusion is inescapable that the $35,338,988 was not paid into Bank United to provide cash to reduce borrowing costs.

         It is established that the cost of a mitigation transaction should not be adjusted downward for an incidental benefit that the non-breaching party neither wanted nor needed. SEE 3 DOBBS, LAW OF REMEDIES ss. 12.6(2) at 139-40
(1993); HANDICAPPED CHILDREN'S EDUC. BD. V. LUKASZEWSKI, 332 N.W.2d 774, 779 (Wis. 1983) (no downward adjustment to the school board's cost of a replacement teacher who was more experienced than the breaching teacher: "Any additional value the Board may have received from the replacement's greater experience was imposed upon it and thus cannot be characterized as a benefit").

         The same is true in this case. Plaintiffs bargained hard for, and received, the right to lever an agreed amount of regulatory capital under the terms of their agreement with the Government, and particularly under the terms of the Capital Plan. 50 Fed. Cl. at 648-49, 655. Plaintiffs neither expected nor wanted to put more capital at risk under a less favorable capital ratio in order to acquire the assets they expected to be able to acquire under the terms of the agreement without the need for additional regulatory capital. Yet, that is exactly what Plaintiffs were forced to do.

         B. THE MITIGATION COSTS IMPOSED BY THE GOVERNMENT'S BREACH INCLUDE THE LOST INVESTMENT RETURNS PLAINTIFF-OWNERS SUFFERED ON THE $35,338,988 PAID INTO BANK UNITED.

         In their post-trial motions, Plaintiffs also sought to recover the investment returns Plaintiff-owners would have received outside Bank United if they had not been forced to use the $35,338,988 to mitigate the breach. The trial court correctly noted that, for Plaintiff-owners, the $35,338,988 "was an investment they were going to make somewhere and on which they would have expected an adequate return." A0000077. However, the court denied recovery of any alternative return on the $35,338,988, concluding: "To award a hypothetical rate of return on such principal [the $35,338,988] would be a duplication of whatever return the infusing Plaintiffs have already received from their investment" in Bank United. ID. This reasoning is fundamentally flawed.

         The lost return on the $35,338,988 in alternative investments is a proper element of expectancy damages for the reasons previously stated (pp. 34-35). If the Government had not breached, Plaintiff-owners would have retained the $35,338,988 for use in other investments and also received the returns actually produced by Bank United without the need to add more regulatory capital. Thus, a critical difference between Plaintiff-owners' non-breach position and their post-breach position was the ability to invest the $35,338,988 outside Bank United. Because expectancy damages are designed to place the non-breaching party in "as good as a position as he would have been in had the contract been performed," Plaintiff-owners are entitled to recover the lost investment returns on the $35,338,988.

         The trial court's refusal to award the lost returns on "duplication" grounds is fallacious and contrary to its finding that the $35,338,988 in infusions mitigated the Government's breach. It is, of course, true that the infusions produced a "return" for Plaintiff-owners on their investment in Bank United, in the sense that the infusions restored some of the lost leverage capacity caused by the Government's breach and thus supported the actual level of borrowing and investing Bank United achieved after the breach. That "return" -- repairing the damaged Bank United -- was the mitigating effect of the infusions. The restoration of a contractual entitlement through mitigation cannot be counted against Plaintiff-owners' recovery, because to do so nullifies the mitigation. Under the expectancy standard, Plaintiff-owners should receive both of the supposedly "duplicated" returns, the returns restored through mitigation and the lost returns suffered to accomplish the mitigation. Only by receiving both returns are Plaintiff-owners placed in their non-breach position.

         In economic terms, Plaintiff-owners' lost returns on alternative investments are "opportunity costs," the cost of losing an opportunity to make alternative use of their financial resources. SEE FISHMAN V. ESTATE OF WIRTZ, 807 F.2d 520, 556 (7th Cir. 1986) ("The opportunity cost of an investment may be defined as the return on the most lucrative alternative investment, that is, the return on the 'next-best' investment"). The "opportunity cost" principle was acknowledged by both sides' experts at trial and is the rate of return offered in comparable alternative investments. A1002938-39, A1003298-99 (Myers); A1003620-21, A1003626-27 (Fischel); A1004293-94 (Miller).

         Because of its flawed "duplication" rationale, the trial court did not make a finding as to the amount of Plaintiff-owners' lost investment returns. However, the trial record and the trial court's other findings demonstrate the correctness of Plaintiff-owners' calculation based on a 20 percent annual rate of return on alternative investments of comparable risk. Prospective buyers of Bank United's proposed preferred stock in 1989 demanded a 20-25 percent annual rate return. 50

Fed. Cl. at 660 & n.15; A1000802-06 (Shay). An investment in the common equity of Bank United, which is subordinate to and riskier than preferred equity, would have required at least that level of return, as would a comparable investment outside Bank United. Moreover, it would have been contrary to Hyperion's venture capital mission and self-defeating to invest in low-yielding investments.

         Plaintiff-owners should not be punished for mitigating. The trial court committed clear error in not awarding an annual rate of return of 20 percent on the $35,338,988 from the dates invested to Bank United Corp.'s IPO in 1996, which yields damages of $57,074,034. A5000027.

         C. THE MITIGATION COSTS IMPOSED BY THE GOVERNMENT'S BREACH INCLUDE THE DIVIDEND PAYMENTS MADE BY BANK UNITED ON THE $85,500,000 OF PREFERRED STOCK ISSUED IN 1992.

         The trial court found that Bank United's issuance of $85,500,000 of preferred stock in 1992 mitigated the Government's breach. 50 Fed. Cl. at 660, 665. Accordingly, the court held Plaintiffs are "entitled to recover," as "mitigation costs," the costs "incurred in connection with... the issuance of preferred stock in 1992." ID. at 665. The court, however, awarded only $3,942,500 of transaction costs incurred when the preferred stock was sold. ID.

         In their post-trial motions, Plaintiffs sought recovery of the dividends Bank United paid on the preferred stock as an additional cost of mitigation. The dividends proven in the trial record totaled $54,126,972. A5000024-25. With the post-trial motions Plaintiffs provided uncontested documentary evidence that Bank United paid an additional $15,142,050 of dividends from shortly before trial (June 1999) through the end of 2000 (A5000034, A5000036-37), for a total of $69,269,022 in dividend payments.5

         The trial court refused to award any dividend costs. The court reasoned:

                  To use a borrowing capacity which FIRREA took away, Plaintiffs would have to borrow and thus incur interest expense or similar cost of funds' [sic] obligations on any sum so acquired. Consequently, any dividends paid on the preferred stock are analogous to interest which the bank would have incurred had it instead been able to use its preFIRREA borrowing capacity.

A0000076-77. This rationale misses the mark. Bank United is entitled to recover its dividends costs as expectancy damages needed to help place Bank United in the position it would have occupied if the Government had honored its promises.

         The trial court found that the preferred stock sale helped to restore "the lost leverage capacity caused by FIRREA." 50 Fed. Cl. at 665. Accordingly, the leverage capacity restored by the preferred stock's addition of $85,500,000 in regulatory capital to Bank United would, absent the breach, have been available without the need to pay preferred stock dividends. For this reason, the dividends


_______________
5       On the ground that the preferred stock dividends are not a recoverable cost, the trial court refused to re-open the trial record to receive evidence of the $15,142,050 of additional dividends paid. A0000078. As demonstrated in this brief, the dividends are a recoverable cost, and the trial court's refusal to re-open the record was thus an abuse of discretion.

Bank United paid were a cost of mitigation, or, stated differently, they were a cost of "cover" or added financing cost imposed on Bank United by the breach.

         The trial court did not question that the preferred stock dividends represented a cost to Bank United. Indeed, the court's analysis appears to accept the dividend payments as a cost. The crux of the court's denial of recovery of the dividends was instead its belief that Bank United's dividend costs should be offset by savings in borrowing costs (the "interest which the bank would have incurred") as a result of the $85,500,000 in cash received from the sale of the preferred stock. For the reasons previously stated (pp. 36-40 above), the court was wrong to conclude that savings in routine borrowing costs are equivalent to, or should be offset against, the cost of adding regulatory capital to Bank United to mitigate the Government's breach.6


_______________
6       Even if the savings in borrowing costs were relevant to the recovery of
Bank United's cost of mitigation, the trial court's implicit assumption that the saved cost of borrowing completely offset the cost of the preferred stock dividends is refuted by the trial record and is clearly erroneous. Bank United paid a 10.12 percent dividend rate on the 1992 preferred stock. 50 Fed. at 660. Bank United's borrowing costs in 1992 were in the range of 3.99 percent to 5.59 percent. A4000059. Accordingly, even if an adjustment to Bank United's recoverable dividend costs for savings in borrowing costs were legally warranted, it was clear error to award Bank United nothing.

III. THE TRIAL COURT'S RULING THAT BANK UNITED MAY NOT RECOVER LOST PROFITS IS ERRONEOUS.

         Through the testimony of their "unquestionably astute, experienced management," 50 Fed. Cl. at 653, and two "highly-credentialed experts," ID. at 651, Plaintiffs offered extensive evidence that if the breach had not occurred, Bank United would have grown more than it did after the breach. A1000835 (Shay), A1000625-27 (L. Ranieri), A1002688-91 (Myers), A1002196-98 (Ford). The
witnesses, in particular Professor Stewart Myers, also supported detailed damages models that calculated the profits that Bank United would have earned from the added wholesale growth that would have occurred absent the breach. The trial court, however, rejected Plaintiffs' evidence and denied recovery of lost profits based on multiple clearly erroneous findings of fact and misconstructions of the law of contract damages and mitigation.

         A. THE TRIAL COURT'S FINDING THAT BANK UNITED WOULD NOT HAVE GROWN MORE ABSENT THE GOVERNMENT'S BREACH IS CLEARLY ERRONEOUS.

         An award of lost profits is an accepted form of expectancy damages designed to place the non-breaching party "'in as good a position as he WOULD HAVE BEEN in had the contract been performed.'" 50 Fed. Cl. at 654 (emphasis added). The expectancy standard thus involves an inherently counterfactual inquiry into the plaintiff's position in a hypothetical world in which the breach did not occur. With respect to lost profits, that inquiry entails consideration of whether Bank United would have used the extra leverage capacity that was offered by the Government's capital promises to grow larger and more profitable than it did after the breach. See ID. at 655.

         The trial court recognized that the "reason for being" of thrifts like Bank United is to earn profits by using their leverage capacity. 50 Fed. Cl. at 655 & n.11. Plaintiffs proved without contradiction that Bank United, despite the breach, consistently earned a positive spread on its borrowing and investing activities. A2000006. Moreover, the trial court found that additional wholesale activities "would have been a natural way to take advantage of the three-year window of opportunity provided by the Capital Plan" abrogated by the breach, that Plaintiffs "had significant expertise in the wholesale mortgage markets," that "even with the breach, Bank United's wholesale activities were 'extensive,'" and that "the wholesale markets were 'gigantic.'" 50 Fed. Cl. at 652-53. Finally, the trial court did not question that, if Bank United had used the additional leverage capacity promised by the Government to grow more, Bank United would have earned additional profits. Nonetheless, despite the solid factual foundation for finding that Bank United would have pursued additional profitable wholesale growth but for the breach, the trial court reached the highly implausible conclusion that Bank United would not have done so. This surprising conclusion rested on a patently defective analysis of two points.

                  1.    EARLY BUSINESS PLANS AND PROJECTIONS

         Relying on business plans and projections developed by Bank United in late 1988 and 1989, the trial court found that "the breach impacts did not prevent Bank United from successfully pursuing its forecasted business operations, including retail growth supplemented by wholesale purchases." 50 Fed. Cl. at 662; SEE ALSO ID. at 655, 658-60. In order to be relevant to the expectancy damages inquiry, this finding must be based on the premise, unexpressed in the trial court's opinion, that the "forecasted business operations" reflected in the 1988-1989 business plans and projections establish the position Bank United "would have been in had the contract been performed." Only on that essential premise would Bank United's ability after the breach to achieve its "forecasted" growth support the conclusion that the breach had no effect on Bank United's growth.

         The trial court's unstated premise is unsupported by the evidence. The December 1988 business plan (A3000001-20) was prepared before agreement was reached on the capital promises and was based on limited information about the thrift operation being acquired, because no due diligence was allowed. 50 Fed Cl. at 658; A1000731-34 (Shay). Moreover, the plan was prepared only to demonstrate the minimum requirement of financial viability, not the full profit potential of the business. A1000731-33 (Shay). The later business plans and projections in 1989 were all prepared under the threat of the Government's breach, which was strongly foreshadowed in January 1989 congressional hearings and the proposal in February 1989 of the legislation that became FIRREA. 50 Fed Cl. at 649; A1001870-71 (S. Ranieri); A2000187-199. Whatever may be said of the probative value of business plans prepared for an ongoing business by fully-informed managers in a environment unaffected by the prospect of a later breach, the business plans and projections on which the trial court relied in this case are essentially useless in answering the question of how much Bank United would have grown absent the breach.7

                  2.       EVIDENCE OF UNDERLEVERAGE AND EXCESS LIQUIDITY

         The trial court concluded that "FIRREA did not prevent plaintiffs from pursuing any growth ... which they wanted Bank United to pursue," 50 Fed. Cl. at 662, rejecting "Plaintiffs' assertion that the breach impacts prevented Bank United from using leverage capacity to purchase wholesale assets for growth," ID. at 664. The reasoning underlying the court's conclusion is fundamentally flawed and implausible.

         The chief basis for the trial court's conclusion that, absent the breach, Bank United would not have grown more than it did after the breach was excerpts from minutes and other documents showing that on six occasions during 1990 and 1991



______________
7       It should also be noted that the trial court's finding the Bank United was "successful[ ]" in achieving the growth "forecasted" in its 1988-1989 business

Bank United's managers observed that the bank was currently "underleveraged." 50 Fed. Cl. at 663-64. These comments meant that the bank was not making as much use of its leverage capacity as management had hoped or planned at that time and thus was carrying a greater capital cushion than desired. A1001304-06, A1001716-19 (Nocella). The trial court inferred that the reason Bank United was underleveraged was that Bank United could not find any "assets in the market that satisfied its risk and yield criteria" and thus simply ran out of "appropriate" or "satisfactory" assets to buy. 50 Fed. Cl. at 662, 664.

         The trial court's attenuated logic cannot withstand scrutiny. The trial court ignored the evidence explaining the Bank's occasional underleveraged position in 1990-1991, A1000617-20 (L. Ranieri), A1001044-51 (Shay),
A1001716-22, A1001817 (Nocella) and, without any evidentiary basis, converted the isolated situations into a persistent condition (E.G.: "[b]etween 1989 and 1992, Bank United was OFTEN underleveraged" and "DURING SIGNIFICANT PERIODS of the damages window [1990-1992] ... Bank United operated from an under-leveraged position," 50 Fed. Cl. at 662, 663 (emphasis added)). It is significant that Bank United's board of directors met 70 times during the three years 1990-1992 (JX 139-212, JX 238-44), and yet the court's broad finding refers to comments at only 4 such meetings (A4000197; A4000230; A4000250-51; A4000274). Not only was the

_______________________________________________________________________________
plans and projections is clearly erroneous. In fact, Bank United failed to achieve trial court's exaggeration of the "underleveraged" comments unwarranted by the evidence, uncontradicted evidence was to the contrary. If Bank United had in fact been persistently underleveraged in 1990-1991, its capital cushion would by definition have exceeded industry averages, but the industry data in the record established that Bank United's capital cushion was at or below industry averages in those years. A1002229-36 (Ford); A2000185. Moreover, a persistently underleveraged thrift would not need to add $120,838,988 in costly additional capital.

         The trial court also relied on excerpts of board minutes during 1990-1991 in which management noted the existence of "excess liquidity" -- that is, liquid funds awaiting investment in assets. 50 Fed. Cl. at 663. Based on that evidence, the court concluded that Bank United had "declined to buy" additional wholesale assets "with the excess cash it had" after the breach and hence would not have used the extra leverage capacity permitted by the Government's breached promises to buy more wholesale assets. ID. at 662, 664.

         This inferential leap is wholly unwarranted. All but one of the references to "excess liquidity" cited by the court pertain to delays in 1990 and early 1991 of a single purchase of a $400 million loan package from the Government; the evidence on this point was uncontradicted, but ignored by the court. A1001802-04



_______________________________________________________________________________
the growth in 1989 and 1990 projected in the business plans. SEE footnote 2 above.

(Nocella). There is only one other instance in the minutes of a remark about excess liquidity -- a reference in June 1990 that Bank United had succeeded in reducing "excess liquidity" experienced the previous month. A4000250-51. Thus, the evidence does not support a broad finding that Bank United "chose" not to use excess liquidity to buy wholesale assets "during significant periods of the damages window," 50 Fed. Cl. at 662, and hence would not have bought more wholesale assets with the promised leverage capacity.

         Even if one accepts the court's findings that Bank United was underleveraged "for significant periods of time" after the breach, 50 Fed. Cl. at 664, the court's deduction that therefore Bank United would not have grown more absent the breach suffers from a fundamental logical flaw. Because Bank United took its capital position into account when deciding whether to invest in additional assets, A1000946-48 (Shay), A1002225-32 (Ford), and because the breach indisputably had a significant adverse effect on Bank United's capital position, SEE 50 Fed. Cl. at 650, 653 n.10, 654, it was clear error for the trial court to assume that the investment decisions made AFTER the breach would have been the same ABSENT the breach. Simply put, a thrift with greater leverage capacity to use will be more aggressive in finding ways to use it. A1000617-20 (L. Ranieri), A1002234-36 (Ford), A1001233 (Nocella), A1002765-68 (Myers). To
assume, as the trial court did, that Bank United's level of investment after the breach places an outer limit on what its investments would have been but for the breach is to beg the question of whether the breach had an effect in the first place. The court's assumption is thus logically flawed and defies common sense as well as the testimony of Bank United's "excellent managers," 50 Fed. Cl. at 663, about how thrifts make investment decisions.8

         B. THE TRIAL COURT'S CURSORY DICTA THAT THE AMOUNT OF THE LOST PROFITS SUFFERED WAS NEITHER REASONABLY FORESEEABLE NOR PROVEN WITH REASONABLE CERTAINTY SHOULD BE OVERTURNED.

         In a short parenthetical paragraph, the trial court observed "in passing" and without explanation that the "magnitude" of lost profits calculated in Plaintiffs' alternative lost profits models "was not reasonably foreseeable" and that the models did not "establish lost profits with reasonable certainty." 50 Fed. Cl. at 654. These conclusory findings should not be upheld.

         On foreseeability, the trial court relied on this Court's opinion in LANDMARK LAND CO. V. UNITED STATES, 256 F.3d 1365, 1378 (Fed. Cir. 2001) ("LANDMARK"), which in turn relied on 3 CORBIN, CORBIN ON CONTRACTS ss.1012 at 88 (1964). As



______________
8       The same illogical line of thinking is evident in the court's implication, SEE 50 Fed Cl. at 662, that because Plaintiffs did not add more regulatory capital to Bank United to pursue additional wholesale growth AFTER the breach, Plaintiffs would not have pursued additional wholesale growth ABSENT the breach. It is fallacious to equate a wholesale growth opportunity that, because of the breach, required the addition of costly capital to Bank United with an otherwise identical opportunity that, absent the breach, could have been pursued without the need for more capital.


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

the cited passage from CORBIN indicates, the test of foreseeability as to the amount of damages is not a strict one:

         [I]t is not required that the facts actually known to the defendant are enough to enable him to foresee that his breach will cause a specific injury of a particular amount of money.... What is required is merely that the injury actually suffered must be of a kind that the defendant had reason to foresee and of an amount that is NOT BEYOND THE BOUNDS OF REASONABLE PREDICTION.

ID. (emphasis added). SEE ALSO 3 DOBBS, LAW OF REMEDIES ss.12.4(7) at 97 (2d ed.
1993). A rigorous application of foreseeability as to the amount of damages would be particularly inappropriate in lost profits cases (which LANDMARK was not), because requiring a contracting party to give notice of its expected profit from the contract would interfere with the contracting process and penalize good bargainers. See 3 FARNSWORTH, FARNSWORTH ON CONTRACTS ss.12.14 at 259 (1998); POSNER, ECONOMIC ANALYSIS OF LAW ss.4.9 at 115 (3d ed. 1986).

         Because the trial court did not explain its conclusion, it is not possible to determine whether the court properly applied this legal standard. Nonetheless, the ruling should be overturned. There could be no rational basis for a finding that lost profits of $350,399,000 ($553,291,000 pre-tax) are "beyond the bounds of reasonable prediction" as the result of a breach eliminating $8,000,000,000 in leverage capacity; the same is true with respect to lost profits of $60,850,000 ($96,085,000 pre-tax) for the subdebt breach alone, which eliminated over $3,500,000,000 of leverage capacity. 50 Fed. Cl. at 653.

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

         The trial court's conclusory findings on reasonable certainty are also flawed. For the reasons stated above concerning the evidence of Bank United's early business plans and occasional underleverage, (pp. 48-53), the court committed clear error in ruling that the lost profits models relied on "inaccurate assumptions about plaintiffs' plans for growth of Bank United and management's selectivity in using its leveraging capacity." 50 Fed. Cl. at 654. Moreover, in making this finding the court overlooked its other finding that Plaintiffs' main lost profits model assumed that but for the breach Bank United would have maintained "a capital ratio cushion similar to that of the actual bank," ID. at 651; thus, whatever "underleverage" existed at Bank United after the breach, whether or not caused by purported "selectivity" in using its leverage capacity, was factored explicitly into the lost profits calculation.

         The trial court's similarly unexplained and dismissive conclusion that Plaintiff's lost profits models were "filled with speculation upon speculation," ID. at 654, cannot stand on this record. As is apparent from the trial court's opinion, Plaintiffs' lost profits models were meticulous, and the profits that would have resulted from Bank United's added growth but for the breach were tied closely to actual data from Bank United'spost-breach operations. ID. at 651-53. The court's summary rejection of Plaintiffs' "ultra-detailed" and "voluminous" models, which were the focus of "[m]uch" of the six-week trial in this case, ID. at 651, is incompatible with the law of this Circuit, which recognizes that it is the plaintiff's burden only to provide "some basis on which a reasonable estimate of the amount of the profit can be made." SEE NEELY V. UNITED STATES, 285 F.2d 438, 443 (Ct. Cl. 1961); LOCKE V. UNITED STATES, 283 F.2d 521, 524 (Ct.
Cl. 1960). The court's rejection of the models on reasonable certainty grounds implies an insurmountable burden of proof inconsistent with this Court's recognition that lost profits may be an appropriate remedy in these circumstances. CALIFORNIA FEDERAL BANK, FSB V. UNITED STATES, 245 F.3d 1342, 1349-50 (Fed. Cir. 2001), CERT. DENIED, 122 S. Ct. 920 (2002). It is
telling that the trial court cited none of this Court's jurisprudence on the reasonable certainty standard in reaching its conclusion.

         C. THE TRIAL COURT'S HOLDING THAT PLAINTIFFS HAD A DUTY TO MITIGATE BANK UNITED'S LOST PROFITS IS ERRONEOUS.

         The trial court held that Plaintiffs had a duty to mitigate any lost profits caused by the Government's breach because Plaintiffs had the "capacity...to mitigate quickly and effectively at minimum cost" through capital calls at Hyperion. 50 Fed. Cl. at 662. The court's rationale significantly overextends the mitigation defense, on which the Government bore the burden of proof. SEE BANK ONE, TEXAS, N.A. V. TAYLOR, 970 F.2d 16, 29 (5th Cir. 1992).

         A non-breaching party is not required to shoulder undue risk or cost after a breach in order to find a substitute for the breaching party's promised performance. SEE 5 WILLISTON, CONTRACTS ss. 1353 at 277-78 (3d ed. 1968). A contrary rule

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

would present the innocent party with a classic Hobson's choice -- to risk substantial additional loss in an unsuccessful attempt to restore its rightful contractual entitlement or to risk loss of any recovery for the breach's harmful effects based on an alleged failure to mitigate.

         Here, the trial court's basic misstep was to conclude, as the Government argued, that infusing additional equity capital entailed only minimal transaction costs. For the reasons explained above (pp. 34-43), that conclusion is untenable. Capital that could otherwise be deployed for uses other than repairing the breach is not free.

         For the same reason, a duty to mitigate cannot arise simply because it is clear AFTER THE FACT that the mitigation would have produced profits, as the court implied, 50 Fed. Cl. at 656, 664. SEE FISHER V. FIRST STAMFORD BANK & Trust Co., 751 F.2d 519, 524 (2d Cir. 1984). At a minimum, the burden was on the Government to prove that AT THE TIME OF THE BREACH the prospect for added wholesale profits exceeded the expected costs of adding capital, SEE A1002969-70, A1003228-30 (Myers), a burden the Government did not even attempt to carry. Similarly, the fact that Plaintiffs did add capital to pursue unique retail acquisition opportunities in 1990-1991 and to avoid falling out of capital compliance in 1990 cannot create a duty to mitigate by adding capital to pursue added wholesale growth, especially in the absence of proof that the trade-off of expected benefits and costs of adding capital for wholesale growth was at least equal to the trade-off for Plaintiffs' actual capital additions. As demonstrated at trial, expanding wholesale activities is a recognized way to make efficient use of leverage capacity afforded by EXISTING capital. A1001193-95 (Nocella), A1000626-34 (L. Ranieri), A1004768-69 (Bankhead); A4000040-42, A4000059. It is a
NON SEQUITUR to conclude that Plaintiffs were duty-bound to add capital to Bank United to pursue a short-term strategy merely designed to make profitable use of the capital that was already in the business.

IV. ALTERNATIVELY, THE TRIAL COURT'S REFUSAL TO AWARD THE COSTS THAT WOULD HAVE BEEN INCURRED TO MITIGATE BANK UNITED'S LOST PROFITS IS ERRONEOUS.

         The trial court correctly acknowledged that, if recovery of lost profits is denied for failure to mitigate them, a plaintiff is "entitled to recover...the proven costs of what would reasonably have been incurred to mitigate...."  50 Fed. Cl. at 656. SEE 3 DOBBS,  LAW OF REMEDIES ss.12.6(2) at
141 (2d ed. 1993) (cited at 50 Fed. Cl. at 655). As Professor Dobbs observes, the defendant who reaps the benefit of the mitigation doctrine by reducing the plaintiff's recovery "must take the cost with the savings." ID. The trial court, however, rejected Plaintiffs' calculation of the cost to mitigate Bank United's lost profits as "grossly exaggerated." 50 Fed. Cl. at 656.

         The rejection of Plaintiffs' lost profits mitigation model, called the cost-of-substitute-capital model, reflects the court's unsupportable premise that adding substitute capital to repair the breach imposes only relatively minor transaction costs, discussed above (pp. 32-45).9 ID. When the true costs of compensating the suppliers of substitute capital are recognized, it is apparent that the cost-of-substitute-capital model is a highly conservative estimate of the costs that would have been incurred to avoid Bank United's lost profits.10 For example, the model includes an offset for savings in routine borrowing costs, even though as demonstrated above (pp. 36-40) such an offset is not required as a matter of law.

         The court's other chief criticism of the cost-of-substitute-capital model misperceives what the model is measuring. The court found the model's "most serious flaw" to be its "full" and "complete" restoration of the lost leverage capacity at the time of breach. 50 Fed. Cl. at 656; SEE ALSO ID. at 651, 655. The


______________
9       This linkage is reflected in the court's criticism of the model on the erroneous ground that the actual mitigation found by the court entailed "a cost vastly less than that projected by the model." 50 Fed. Cl. at 656.
10      The court's unilluminating and inaccurate observation that a cost of
$117 million (the correct number is $74,340,000) to raise $228 million of substitute capital "is absurd on its face," 50 Fed. Cl. at 656, adds nothing. The cost of capital is a function of the annual rate of return that must be paid for it and the number of years the capital is in use. The interest paid on home loans, for example, usually exceeds the principal, and often by a large amount. A standard home mortgage table will demonstrate that interest paid on a 30-year 10 percent mortgage (close to the 10.12 percent dividend rated on the 1992 preferred stock) will total $2.15 for each $1.00 borrowed. SEE BARRONS FINANCIAL GUIDES, MORTGAGE PAYMENTS 289 (3d ed. 2001).

court saw a flaw in this approach because Plaintiffs in fact mitigated on a "piecemeal" basis after the breach to sustain Bank United's actual growth through retail acquisitions and to maintain regulatory capital compliance. ID. at 656, 662. That piecemeal approach, which supported Bank United's actual post-breach operations, would have been totally inadequate to mitigate the lost profits from the substantial additional wholesale growth that the Government's breach prevented. To mitigate THOSE damages, which the Government by hypothesis is avoiding under the mitigation doctrine, a "full" restoration of the lost leverage capacity in December 1989 WOULD have been necessary, and as the court recognized the Government must take the cost with the savings.

         The court's remaining critique of the cost-of-substitute-capital model is unfounded: There is no mismatch between the timing of the breach's impacts on Bank United and the calculations in the model, SEE ID. at 656-57; the model takes into account the timing of the Capital Plan "stair steps," the timing of the subdebt exchange, and the impact of FIRREA on Bank United's relatively modest supervisory goodwill.11 A2000151-52.


______________
11      Contrary to the court's conclusion, 50 Fed. Cl. at 650, 657-58, FIRREA did not require Bank United's supervisory goodwill to be phased-out or amortized over five years before it was eliminated for regulatory capital purposes at the end of 1994, because the supervisory goodwill was less than .375 to 1.5 percent of Bank United's assets. SEE FIRREA section 301, 103 Stat. 183, 304 (section 5(t)(3)). The cost-of-substitute-capital model properly compared Bank United's "but-for" and actual supervisory goodwill. A2000084-89, A2000151.

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

                                   CONCLUSION

         For the foregoing reasons, Plaintiffs-Appellants respectfully request that the trial court's judgment and orders be set aside, except for the award of $8,826,783 of mitigation costs, and that this Court remand this case to the trial court with instructions to re-open the trial record to receive evidence of $15,142,050 of preferred stock dividends paid by Bank United and to enter a revised judgment for Plaintiffs that includes, in addition:

         (1) Bank United's lost profits in the amount of $553,291,000 or, alternatively to such additional judgment amount, the cost that Plaintiffs would have incurred to mitigate Bank United's lost profits in the amount of $117,227,000, or

         (2) Plaintiffs' costs of the mitigation found by the court in the amount of $161,682,044, or

         (3) Bank United's lost profits from the subdebt breach alone in the amount of $96,085,000.

         Appellants intend no election of remedies and seek recovery of the highest level of compensation in damages consistent with this Court's rulings, recognizing that the amounts sought in (1), (2), and (3) are alternative remedies and cannot be added together in a judgment for Plaintiffs. If this Court remands this case for further factfinding as to any issue, Appellants respectfully request that this Court


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

decide the merits of Appellants' other alternative claims in order to preserve the basis for any subsequent election of remedies Appellants may need to make.

                                                   Respectfully submitted,


                                                   ---------------------
OF COUNSEL                                         Walter B. Stuart
John D. Taurman                                    VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                             1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.                     Houston, Texas 77002
Suite 600                                          (713) 758-1086
Washington, DC  20004-1008
(202) 639-6650                                     COUNSEL OF RECORD FOR
                                                   APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
(713) 758-2676

                                    ADDENDUM

                                    CONTENTS



Trial Court's Memorandum and Opinion dated October 29, 2001......... A0000046-66

Judgment dated January 8, 2002...................................... A0000067-68

Order on Plaintiffs' Post-Trial Motions dated April 16, 2002........... A0000069

Trial Court's Ruling on Plaintiffs' Post-Trial Motions dated
April 16, 2002...................................................... A0000070-79



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


                             CERTIFICATE OF SERVICE

         I hereby certify that on this ____ day of ____________ 2002, I caused a copy of Appellants' Opening Brief to be served by hand delivery and United States mail upon:

                  John J. Hoffman, Esq.
                  Commercial Litigation Branch
                  Civil Division
                  Department of Justice
                  Attn:  Classification Unit, 8th Floor
                  1100 L. Street, N.W.
                  Washington, D.C. 20530




                                             -----------------------------------
                                             Attorney for Appellants


                            CERTIFICATE OF COMPLIANCE

         Pursuant to Rule 32(a)(7)(B) of the Federal Rules of Appellate Procedure, I certify that this brief contains _____ words as calculated by the word processing system used to prepare this brief.


                                             -----------------------------------
                                             Attorney for Appellants


                                       65